SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 22, 2003

(Date of Report) (Date of Earliest Event Reported)

CORIXA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22891 (Commission File No.)	91-1654387 (IRS Employer Identification No.)

1124 Columbia Street, Suite 200, Seattle, WA 98104-2040

(Address of Principal Executive Offices, including Zip Code)

(206) 754-5711

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On December 22, 2003, Corixa Corporation, or Corixa, and BN Builders, Inc., or BN Builders, entered into a Standard Form of Agreement Between Owner and Contractor pursuant to which BN Builders will construct the tenant improvements at Corixa’s future headquarters located at the Ninth and Stewart Lifesciences Building in Seattle, Washington. The guaranteed maximum cost to Corixa for the improvements to be completed under the agreement is approximately $17.5 million, including construction costs and contractor fees. Subject to adjustment under certain circumstances, the agreement requires BN Builders to achieve substantial completion of the tenant improvements by July 16, 2004.

     In order to provide funds for payment of construction costs under the agreement with BN Builders, Corixa borrowed $7,000,000 from General Electric Capital Corporation, or GE Capital, pursuant to a promissory note dated December 31, 2003. Corixa is required to repay the loan in sixty equal monthly installments commencing January 1, 2004. Pursuant to a cash collateral pledge agreement, the loan from GE Capital is secured by $3.5 million of cash collateral, which will be reduced to 50% of the outstanding principal balance under the loan on a semi-annual calendar basis commencing July 1, 2006. In addition, under the October 15, 2002 lease between Corixa and Lifesciences Building, LLC, Lifesciences Building, LLC committed to contribute at least $4.1 million to offset the constructions costs of the tenant improvements. Corixa anticipates that it will pursue additional leasehold or other non-equity financing to provide additional funds for the payment of construction costs under the BN Builders agreement, although there is no guarantee that such financing will be available to Corixa on acceptable terms, if at all.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION

Date: January 7, 2004	By:	/s/ MICHELLE BURRIS

Michelle Burris Senior Vice President and Chief Financial Officer